                                                                   Exhibit 10.12

                              PLANT LEASE AGREEMENT

Lessor (Party A): Shenzhen Baodazhou Development Limited

Address: Room 102, 9#, Lizhu Garden, Xili Town, Nanshan District, Shenzhen

Lessee (Party B): Shenzhen Nepstar Pharmaceutical Co., Ltd.

Address: Neptunus Building A-15B, Nanshan District, Shenzhen

     Based on the principle of mutual benefit, Party A and Party B agree to the following with respect to lease matters.

     ARTICLE 1 Party A lets floors 1-3 of the 2# plant located in Baodazhou Community, Industry Village, Shiyanshan Town, Bao'an District, Shenzhen, with an aggregate floor area of 8,211 square meters, to Party B for use.

     ARTICLE 2 The term for Party B to use the leased plant is three years, commencing from December 1, 2005 and ending on November 30, 2008. If Party B wants to renew the lease upon expiration of this Agreement, Party B shall notify Party A in writing two months in advance. Under the same terms and conditions, Party B shall have the first right to lease.

     ARTICLE 3 The rent for the leased plant shall be calculated based on a monthly rate of Renminbi 12.50 per square meter. As the rent for floors 1-2 with an aggregate area of 5,474 square meters accrues from December 1, 2005, the monthly rent shall be Renminbi 68,425.00. As the rent for the third floor accrues from February 1, 2006, the aggregate monthly rent for all three floors with an aggregate area of 8,211 square meters shall be Renminbi 102,637.50 after February 1, 2006.

     ARTICLE 4 Party B shall pay the monthly rent before the 10th day of each month, while at the same time of such rent payment, Party A shall furnish Party B with a lease receipt. If Party B, as required for its expansion, is willing to take the rest floors 4-6 of the plant (then the whole plant is rent), Party A and Party B agree that the monthly rent for floors 1-6 will be Renminbi 11.50 per square meter. Party A agrees to install square steel anti-theft meshes outside the windows of the ground floor.

     ARTICLE 5 On the execution date of this Agreement, Party B shall pay Party A a lease deposit of Renminbi 100,000.00 and prepay the rent for the first month of Renminbi 68,425.00 (the rent for December 2005), otherwise, this Contract will not become effective. If upon expiration of this Agreement, Party B fails to renew the lease and does not have any payable amount unpaid, Party A shall return to Party B the deposit without interest. To terminate the lease before expiration, Party B shall notify Party A in writing two months in advance. Then Party A will not be required to return the deposit. In addition, Party B shall pay Party A an amount equivalent to one month rent as breach penalty and shall return Party A the plant in a clean condition as original. To terminate this Agreement before expiration (in the case of no breach on the part of Party B), Party A shall notify Party B in writing two months in advance and pay Party B an amount equal to twice the lease deposit, as well as an amount equivalent to one month rent as breach penalty (other than as provided under Article 13 hereof).

     ARTICLE 6 Party A shall provide a power source of 315 KVA for Party B's use. The electricity fees shall be paid by Party B directly to the power supply entity which will provide Party B invoices correspondingly. Party A shall be responsible for procedures to change the user. Upon expiration of this Lease Agreement, unless the power supplier has checked and cleared electricity fees and Party B has assisted to change and restore the user, Party A will not return Party B the lease deposit. If the power capacity is not sufficient, Party B may increase the capacity by itself on its own expense. Party A will assist Party B with the capacity increasing formalities. After expiration, the increased transformer shall belong to Party A. In the event that this Lease Agreement is terminated before expiration due to any reason on the part of Party A, Party A shall compensate Party B for all capacity increasing expenses paid by Party B (including equipment expense, project expense and commission charges).

     ARTICLE 7 Party A shall be responsible for the primary building fire prevention checking and acceptance procedures and provide Party B the use permission letter for the secondary decoration filing. Party B shall be responsible for the secondary decoration filing procedures and checking and acceptance filing procedures with Party A's assistance at Party B's own expense.

     ARTICLE 8 The volume of water used by Party B will be determined based on the result of the separate water meter used by it. The water fee will be calculated at the standard rate approved by local water administration authority for industrial district and collected with receipt issued (in case of change of the charge standard rate, it shall be calculated at the new rate.). Party B shall prepare waste bins and pay the waste cleaning fee. Party B will manage the leased plant by itself and Party A will not charge any plant management fee against it.

     ARTICLE 9 In the event of delay in payment by Party B, Party A shall have the right to urge such payment. In case of delay in rent payment, Party B shall pay Party A an overdue fine from the due date equal to number of days delayed multiply by 5% of the monthly rent. If Party B delays in payment of payable fees for one month and refuses to pay upon written notice by Party A, Party A shall have the right to unilaterally terminate this Agreement and require Party B to vacate within three days, otherwise any loss caused thereby would be born by Party B. At the time of termination, Party B shall pay up all fees payable to Party A. Any additional agreement between the parties concerning above shall prevail.

     ARTICLE 10 After Party A hands over the Leased Plant to Party B for use, Party B shall use it in an ordinary way and protect internal facilities from improper damage. Party A shall hand over the Leased Plant with doors, windows and all water and electricity facilities in good condition to Party B for use. During the lease term, in case of any damage, Party B shall repair by itself or notify Party A to repair on its behalf and pay for relevant expenses. Upon expiration of this Agreement, Party B shall return the plant as scheduled to Party A and ensure the facilities in the plant in good condition (other than normal wear and tear).

     ARTICLE 11 During the lease term, Party B may not change the original structure of the plant without permission. In case that decoration to the leased plant is required for demand of production, Party B shall apply in writing and may not start construction without written consent of Party A, otherwise it shall bear corresponding liability. After expiration of this Agreement, Party B may take back materials added in decoration, provided that it shall not destroy the structure and facilities of the plant and shall restore the plant into original condition.

     ARTICLE 12 Without written consent of Party A, except to Affiliates of Party B (Affiliates of Party B refers to relevant entities whose shares are owned by Party B or who own the shares of Party B), Party B may not sub-let all or part of the plant to any other party.

     ARTICLE 13 During the term of this Agreement, in any of following events, this Agreement shall terminate automatically (Party A shall return the deposit to Party B):

     a. that it is impossible to implement this Agreement due to force majeure or accidental events;

     b. that the leased plant is required to be demolished as the government decides to confiscate the land occupied by the leased plant.

     ARTICLE 14 Party A will provide a two-ton elevator for Party B's use. After the elevator is handed over to Party B for use, Party B will be responsible for management, repair, safety maintenance and annual inspection of the elevator as well as all relevant expenses. When returning the plant, Party B shall return the elevator in good condition to Party A. Party A agrees that the other elevator in the leased plant may be temporarily provided to Party B for use when the rest part of the plant has not been rent or is not used by any third party, and its maintenance and other relevant expenses shall be born by Party B, provided that, when floors 4-6 are rented to a third party, such elevator shall be taken back for use of such third party.

     When the rest part of the plant is not rented, the field ground in front of the leased plant will be exclusively used by Party B. After floors 4-6 are leased to a third party, such field ground shall be used by all lessees. Party B may keep the field ground from public when it is exclusively using it.

     ARTICLE 15 During the lease term, Party B will strictly comply with Decree No. 61 of the Ministry of Public Safety and newly promulgated fire prevention and safety management regulations. Party B will be responsible for fire prevention and safety management of the plant hereunder. Party B may not engage in businesses expressly forbidden or restricted by the government, nor store any flammable or explodable articles inside the plant. For any loss caused to Party A thereby, Party B shall be liable for indemnification. When returning the plant, Party B shall return Party A the plant and relevant facilities in good condition without damage (other than normal wear and tear), otherwise it shall be responsible for compensation at the original price deducting depreciation.

     ARTICLE 16 If after expiration of this Agreement, Party A and Party B fail to reach agreement concerning renewal of lease, Party B shall vacate the plant in 10 days after the expiry date and return the plant to Party A. In case that Party B delays in vacating the leased plant, Party B shall pay double rent during the delay. Party A may authorize managing entity to take action with full authority and Party B may not raise any objection.

     ARTICLE 17 Any other matter that is not included in this Agreement shall be resolved through discussion between the parties and stated in a supplementary agreement which shall have the same legal effect with this Agreement.

     ARTICLE 18 This Agreement will become effective after signed and stamped by the parties and automatically lose effect upon expiration. This Contract is executed in four originals with equal legal effect, two of which shall be kept by each party respectively.


     Party A (signature or stamp) /s/ Shenzhen Baodazhou Development Limited


     Legal Representative: /s/ Xu Zongbao

     Representative:

     Contact Tel.: 26788228

     Date: December 15, 2005


     Party A (signature or stamp) /s/ Shenzhen Nepstar Pharmaceutical Co., Ltd.

     Legal Representative:


     Representative: /s/ Chen Yonghong

     Contact Tel.:

     Date: December 16, 2005

                             SUPPLEMENTARY AGREEMENT

Lessor: Shenzhen Baodazhou Development Limited ("Party A")

Address: Room 102, 9#, Lizhu Garden, Xili Town, Nanshan District, Shenzhen

Lessee (Party B): Shenzhen Nepstar Pharmaceutical Co., Ltd. ("Party B")

Address: Neptunus Building A-15B, Nanshan District, Shenzhen

     Article 4 of the Plant Lease Agreement entered into between Party A and Party B on December 16, 2005 provides that: "Party A and Party B agrees that the rent for floors 1-6 will be Renminbi 11.50 per square meter." Now Party A requests Party B to take the fourth floor while floors 5-6 will be let by Party A separately. Hereby, the parties agree on the following supplementary provisions:

     1. The rent for the original floors 1-3 of the 2# plant located in Baodazhou Community, Industry Village, Shiyanshan Town and rented by Party B will be calculated based on the original unit price under the original Agreement. For the fourth floor with an area of 2,737 square meters, the unit rent will be Renminbi 11.50 per square meter and the monthly rent will be Renminbi 31,475.50. The rent will be accrued starting from March 1, 2006. The time to pay the rent shall refer to the provision of the original Agreement.

     Party A has handed over the fourth floor of the plant to Party B for use before March 1, 2006.

     2. Party B shall pay a deposit of Renminbi 30,000.00 for renting the fourth floor. Earlier termination or expiration of term of lease shall be dealt with in accordance with the original Agreement.

     3. There are two elevators for the whole plant, one of which is taken back for joint use of lessees of floors 4-6 with the expenses distributed to each floor. The other one will be provided to the Lessee for use (floors 1-3).

     4. Other provisions of the original Agreement shall continue to be valid.

     5. This supplementary Agreement shall have equal legal effect with the original Agreement.

     6. This Supplementary Agreement is executed with two originals, of which one copy shall be kept by each of Party A and B respectively, and shall become effective immediately on the date when representatives of both parties sign and stamp hereon.


     Party A: /s/ Shenzhen Baodazhou Development Limited


     Legal Representative: /s/ Xu Zongbao

     Telephone No.: 26788228


     Party A: /s/ Shenzhen Nepstar Pharmaceutical Co., Ltd.

     Legal Representative:

     Telephone No.:

     Date: February 15, 2006